MSR/AJM/104,353-7
                                    FAS 4889
                                    9th May 1995

                                    Standard Security
                                    by
                                    Terex Equipment Limited
                                    in favour of
                                    United States Trust
                                    Company of New York

                                    Subjects: Premises at
                                    Newhouse Industrial
                                    Estate, Motherwell

WE, TEREX EQUIPMENT LIMITED, incorporated under the law of Scotland with registered number 86323 and having our Registered Office at Newhouse Industrial Estate, Motherwell, Lanarkshire, ML1 5RY, HEREBY in security of the payment and discharge to UNITED STATES TRUST COMPANY OF NEW YORK, a New York banking corporation of One hundred and fourteen West 47th Street, New York, New York 10036 in its capacity as trustee for the Secured Parties (as defined in the Floating Charge hereinafter mentioned) (in such capacity referred to herein as "the Collateral Agent" which expression includes any successor acting in that capacity) of all of the Secured Obligations (as defined in a Floating charge granted by us in favour of the Collateral Agent and executed by us of even date herewith), GRANT a Standard Security in favour of the Collateral Agent over ALL and WHOLE those subjects at Newhouse Industrial Estate, Motherwell registered in the Land Register of Scotland under title Number LAN 1461 (hereinafter called "the Collateral"); The Standard Conditions specified in Schedule 3 to the Conveyancing and Feudal Reform (Scotland) Act, 1970 and any lawful variation thereof operative for the time being shall apply; And we agree that the Standard Conditions shall be varied to the effect that the following provisions shall apply in addition to the provisions contained in the last mentioned Schedule (and to the extent that the following provisions are inconsistent with the provisions contained in the said Schedule, the following provisions shall be given effect):-

1.   General
     Rights granted to and obligations imposed upon the Collateral Agent under the following provisions and /or pursuant to the said Schedule 3 to the last mentioned Act shall be deemed to be respectively granted to and imposed upon the Collateral Agent acting as trustee foresaid.

2.   Repairing Obligations
     2.1 We hereby bind and oblige ourselves that, at all times during the subsistence of the security hereby granted:-
          2.1.1 we shall (or shall procure that tenants or sub-tenants of the Collateral or parts thereof shall) repair and keep in good and substantial repair to the reasonable satisfaction of the Collateral Agent all buildings and other erections, trade and other fixtures and the fixed plant and machinery at any time forming part of the Collateral;
          2.1.2 we shall not without the consent of the Collateral Agent, such consent not to be unreasonably withheld or delayed, effect, carry-out or permit any reconstruction or rebuilding of or any structural alteration to or material change in the use of the Collateral or any part thereof nor sever or unfix or remove any of the fixtures thereto nor (except for the purpose and in the course of effecting necessary repairs thereto or of replacing the same with new or improved items or equivalent items which do not reduce the value of the Collateral) remove any of the plant or machinery thereon or therein (except for obsolete plant or machinery which may be removed without the necessity for such consent) belonging to or in use by us;
          2.1.3 before any such works for which the Collateral Agent's consent is required as aforesaid are carried out by any person, we shall submit to the Collateral Agent for approval by its surveyors the plans and specifications of any such reconstruction, rebuilding or structural alteration and also, if the Collateral Agent shall consent in writing as aforesaid, we shall duly apply to the Local Planning Authority as defined by the Town and Country Planning (Scotland) Acts for any necessary permission to carry out such reconstruction or rebuilding or structural alteration or material change of use in the name or on behalf of the Collateral Agent and all other persons (if any) for the time being interested in the Collateral and we shall give to the Collateral Agent notice of the result of such application within seven days of receipt of the same and we shall at all times indemnify and keep indemnified the Collateral Agent, its successors and assignees against all proceedings, costs, expenses, claims and demands whatsoever in respect of any such application to the Local Planning Authority;
          2.1.4 we shall permit the Collateral Agent and any person authorised by it to enter the Collateral at all reasonable hours and with reasonable prior notice to inspect the state and condition of or any of the buildings and other erections, trade and other fixtures and fixed plant and machinery forming part thereof;
          2.1.5 within such reasonable period as the Collateral Agent may require by notice in writing, we shall (or shall procure that tenants or sub-tenants of the Collateral or parts thereof shall) make good any want of repair in such buildings, other erections, trade and other fixtures and fixed plant and machinery constituting a breach of the foregoing obligations.

3.   Compliance with Obligations etc
     We undertake to the Collateral Agent that at all times during the subsistence of the security hereby granted:-
     3.1 we shall (or shall procure that the tenants or sub-tenants of the Collateral or parts thereof shall) observe and perform all restrictions, conditions, stipulations and burdens for the time being affecting the Collateral or the use or enjoyment thereof;
     3.2 we shall (or shall procure that tenants or sub-tenants of the Collateral or parts thereof shall) comply with all requirements of the Town and Country Planning (Scotland) Acts and all building and other regulations and bye-laws so far in each case as the same affect any land or buildings forming part of the Collateral, or the user thereof;
     3.3 we shall produce (if the Collateral Agent so requires) to the Collateral Agent evidence sufficient to satisfy the Collateral Agent that the provisions of this clause 3 have been complied with and shall indemnify and keep indemnified the Collateral Agent in respect of all actions, proceedings, demands, claims, costs and expenses occasioned by any breach of the provisions of this Clause 3. Any costs, damages and expenses incurred by the Collateral Agent by reason of any such breach shall be deemed part of the obligations hereby secured;
     3.4 we shall, within four working days of the receipt of notice of the same, give full particulars (and if requested a copy of any written particulars received by us) to the Collateral Agent of any notice, order, direction, designation, resolution or proposal having application to the Collateral or to the area on which it is situate by any planning authority or other public body or authority whatever under or by virtue of the Town and Country Planning (Scotland) Acts or any other statutory power whatever or in pursuance of the powers conferred by any other statute and if so required by the Collateral Agent, the Collateral Agent may (if the same be necessary to preserve the value of its security hereunder) at our cost take all reasonable or necessary steps (in our name or otherwise) to comply with any such notice or order and may at our cost make such objection or objections or representations against or in respect of any proposal for such a notice or order as the Collateral Agent shall, acting reasonably, deem appropriate in the circumstances;
     3.5 we shall (or shall procure that the tenants or sub-tenants of the Collateral or parts thereof shall) fully, faithfully and punctually comply with the provisions of all statutes for the time being in force and every notice, order, direction, licence, consent or permission given or made thereunder and the requirements of any competent authority so far as any of the same shall relate to the Collateral or its user or anything done thereon and in particular shall not do or omit or suffer to be done or omitted any act, matter or thing in, on or respecting the Collateral or any part thereof required to be omitted or done by the Town and Country Planning (Scotland) Acts or any other Act or statutory provision whatever or which shall contravene the provisions of such Act or Acts or statutory provision aforesaid or any of them and will at all times indemnify and keep indemnified the Collateral Agent against all actions, proceedings, costs, expenses, claims or demands in respect of any such matter or thing contravening the provisions of the said Acts or provision aforesaid or any of them.

4.   The Collateral Agent's Right to Enter and Repair
     If at any time we shall fail to perform any of our obligations under Clauses 2 or 3 above, it shall be lawful for the Collateral Agent, but the Collateral Agent shall be under no obligation, to enter the Collateral with agents appointed by it and architects, contractors, workmen and others and to execute such works and do such other things as may in the reasonable opinion of the Collateral Agent be required to remedy such failure and to take such other steps on or in relation to the Collateral (including, without limitation, the payment of money) as may, in the reasonable opinion to the Collateral Agent, be required to remedy such failure. The cost to the Collateral Agent of such works and steps shall be reimbursed by us to the Collateral Agent on demand and until so reimbursed shall bear interest at the Interest Rate (as defined in the said Guarantee and Bond and Floating charge) from the date of payment to the date of reimbursement. No exercise by the Collateral Agent of its powers under this Clause shall render the Collateral Agent liable to account as a security holder in possession.

5.   Insurance
     5.1 We hereby undertake that we will at all times during the subsistence of the security hereby granted comply with all covenants, undertakings and conditions as to the insurance of the Collateral or any part thereof imposed by the terms of the title to the Collateral and, subject to the foregoing and so far as not prohibited by any such terms, we shall:-
          5.1.1 cause all buildings and trade and other fixtures, fixed plant and machinery forming part of the Collateral to be insured and to be kept insured in an insurance office or with underwriters approved by the Collateral Agent against loss or damage by fire, explosion, aircraft, malicious damage and all such other risks as the Collateral Agent shall reasonably stipulate in a sum not being less that the full reinstatement value thereof, adequate provision also being made for the cost of clearing the site and architects', engineers', surveyors' and other professional fees incidental thereto and the loss of rents or prospective rents (for a period of not less than three years) with the interest of the Collateral Agent endorsed on the Policy or Policies of Insurance relating thereto in a form approved by the Collateral Agent;
          5.1.2 duly and punctually pay all premiums and other monies payable under all such insurances as aforesaid and promptly upon request by the Collateral Agent produce to the Collateral Agent receipts therefor or other evidence of the payment thereof; and
          5.1.3 if so required by the Collateral Agent, deposit with the Collateral Agent all Policies and other Contracts of Insurance effected by us and any subsequent endorsements relating to the Collateral.
     5.2 If we default in complying with Clause 5.1 above, it shall be lawful for the Collateral Agent, but not obligatory on the Collateral Agent, to effect or renew any such insurance as is mentioned in that Clause in our name with an endorsement of the Collateral Agent's interest. The monies expended by the Collateral Agent in so effecting or renewing such insurance shall be reimbursed by us to the Collateral Agent on demand and until so reimbursed shall bear interest at the Interest Rate from the date of payment to the date of such reimbursement.
     5.3 All claims and monies received or receivable by us under any such insurances as aforesaid shall be held in trust for the Collateral Agent and shall be applied by us in repairing, replacing, restoring or rebuilding the property damaged or destroyed or in such other manner as the Collateral Agent shall reasonably require.

6.   Prohibition against Dealings with the Collateral
     6.1 We bind and oblige ourselves that, at no time during the subsistence of the security hereby granted, will we, except with the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld) and in accordance with any reasonable conditions that may be attached to such consent:-
          6.1.1 consent to any assignation of the tenant's interest in any Lease in which we are the Landlords;
          6.1.2 grant or agree to grant any licence or consent, whether expressly or by conduct, for any assignation, parting with or sharing possession or occupation, under-letting, licence (for occupation), change of use or alterations in relation to any Lease to which the Collateral or any part thereof may from time to time be subject;
          6.1.3 grant or agree to grant any Lease or tenancy or Licence for Occupation of or in relation to the Collateral or any part thereof;
          6.1.4 accept or agree to accept any renunciation or surrender of any Lease or tenancy or Licence for Occupation affecting the Collateral or any part thereof or vary or agree to vary the provisions of any Leases or tenancy or Licence for Occupation affecting the Collateral or any part thereof or exercise any right to terminate any Lease or tenancy or Licence for Occupation affecting the Collateral or any part thereof;
          6.1.5 allow any person any Licence or other right to occupy or share possession of the Collateral or any part thereof.
     Notwithstanding the foregoing, we shall be permitted to lease up to one half of the area of the Collateral provided such lease is to a bona fide third party tenant for a fair market rental rate and provided we give notice in writing of such lease to the Collateral Agent and provide the Collateral Agent with a copy thereof.
     6.2 Without prejudice to the generality of the foregoing, we shall procure that no persons shall be or become entitled to assert any proprietary or other like right or interest which might affect the value of the Collateral without the prior written consent of the Collateral Agent.
     6.3 In relation to any Lease or Agreement for Lease to which the Collateral may from time to time be subject with the Collateral Agent's consent, and under which we are the Landlords, we bind and oblige ourselves:-
          6.3.1 to observe and perform the Landlords' obligations thereunder at all times;
          6.3.2 to enforce due performance and observance of the tenants' obligations thereunder at all times;
          6.3.3 duly and efficiently to implement any provisions therein for the review of any rent;
          6.3.4 from time to time on demand to supply to the Collateral Agent such information in relation to the foregoing matters as the Collateral Agent shall require.

7.   Restrictions on the Grant of Other Securities and Others
     We bind and oblige ourselves that, at no time during the subsistence of the security hereby granted, will we, except with the prior written consent of the Collateral Agent and in accordance with any conditions that may be attached to such consent create, grant or execute or agree to create, grant or execute a subsequent security over the interest in land affected by this security or any part thereof (otherwise than in favour of the Collateral Agent) or any transfer or conveyance of the Collateral or any interest therein.

8.   The Collateral Agent's Possessory Rights
     The rights available to the Collateral Agent on entering into possession of the Collateral shall (subject to the terms of any subsisting Leases) include:-
     8.1 the right to enter into leases or agreements for lease, to assign (or consent to the assignation of) leases or grant or accept renunciations of leases and grant options in respect of all or any part of the Collateral, all at the Collateral Agent's discretion and upon such terms and conditions as the Collateral Agent shall think fit;
     8.2 the right to undertake or complete any work of repair, building, improvement or development on the Collateral or any part thereof as the Collateral Agent may think expedient and to make and effect such repairs or improvements to the buildings, plant and machinery and effect on the Collateral as the Collateral Agent may think expedient;
     8.3 the right to sever any plant, machinery and other fixtures and fittings belonging to us and sell the same separately without the need to obtain our consent;
     8.4 the right to do or omit to do all such other acts and things as an absolute owner could do or omit to do in relation to the Collateral or any part thereof and as the Collateral Agent may consider to be incidental or conducive to any of the matters or powers referred to in or arising pursuant to these presents.

9.   Indemnity
     9.1 We hereby agree to indemnify and hold harmless the Collateral Agent from and against all actions, claims, demands, expenses and liabilities whether arising out of contract or in delict or in any other way incurred or which may at any time be incurred by it or by any manager, agent, officer, servant or workman for whose debt, default or miscarriage it may be answerable for anything done or omitted to be done in the exercise or purported exercise of its powers under the provisions of the security hereby granted or pursuant hereto.
     9.2 It is hereby expressly agreed and declared that, without prejudice to the generality of the foregoing, the Collateral Agent shall not be liable for involuntary losses which may happen in or about the exercise or execution of any of the powers expressed or implied which may be vested in the Collateral Agent by virtue of the provisions of the security hereby granted.

10.  Remedies, Time or indulgence
     10.1 The rights, powers and remedies provided by the security hereby granted are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers and remedies provided by law.
     10.2 No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any of the rights, powers and remedies provided by the security hereby granted or by law (collectively hereinafter called "the Collateral Agent's Rights") shall operate as a waiver thereof, nor shall any single or partial waiver of any of the Collateral Agent's Rights preclude any further or other exercise of that one of the Collateral Agent's Rights concerned or the exercise of any other of the Collateral Agent's Rights.
     10.3 The Collateral Agent may in its discretion and without requiring our consent grant time or other indulgence or make any other arrangement, variation or release with any person or persons not party hereto (whether or not such person or persons are jointly liable with us) in respect of the obligations hereby secured or in any way affecting or concerning them or any of them or in respect of any security for such obligations or any of them, without in any such case prejudicing, discharging, affecting or impairing the security hereby granted, or any of the Collateral Agent's Rights or the exercise of the same, or any indebtedness or other liability of us to the Secured Parties or the Collateral Agent.

11.  Costs, Charges and Expenses
     11.1 All costs, charges and expenses incurred or paid by the Collateral Agent in the exercise of any of the Collateral Agent's Rights or in connection with the execution of or otherwise in relation to the security hereby granted or in connection with perfection or enforcement of the security hereby granted shall be reimbursed to the Collateral Agent by us on demand on a full indemnify basis together with (unless paid within fourteen days of demand) interest at the Interest Rate from the date of the same having been incurred to the date of payment.
     11.2 Without prejudice to the generality of Clause 10.1 above, we hereby undertake to indemnify the Collateral Agent against all existing and future rents, rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether imposed by deed or statute or otherwise and whether of the nature of capital or revenue and even though of a wholly novel character) now or at any time during the continuance of the security hereby granted payable or accrued due in respect of the Collateral or by the owner or occupier thereof together with (unless paid within fourteen days of demand) interest at the Interest Rate from the date of the same having been incurred to the date of payment.

12.  Notices
     12.1 Clause 12.2 hereof applies only to demands or notices for which the procedure for service is not laid down by the Conveyancing and Feudal Reform (Scotland) Act, 1970. In particular, Clause 12.2 does not apply to the service of Calling-up Notices or Default Notices under the Conveyancing and Feudal Reform (Scotland) Act, 1970.
     12.2 Subject to the foregoing Clause 12.1, any Notice or Demand requiring to be served on us by the Collateral Agent hereunder may be served on any Director of us personally, or by letter addressed to us or to any of our Directors and left at our Registered Office.
     12.3 Any Notice or Demand sent by first class post in accordance with the immediately preceding sub-clause shall be deemed to have been served on us at 10.00am on the business day next following the date of posting. In proving such service by post, it shall be sufficient to show that the letter containing the Notice or Demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

13.  Law and Jurisdiction
     This Standard Security shall be governed by and construed in accordance with the Law of Scotland, and we hereby irrevocably submit to the non-exclusive jurisdiction of the Scottish Courts.

14.  Discretions
     Any liberty or power which may be exercised or any determination which may be made hereunder by the Collateral Agent may (save as otherwise herein provided) be exercised or made in the absolute and unfettered discretion of the Collateral Agent which shall not be under any obligation to give reasons therefor.

15.  Interpretation
     15.1 Any reference herein to any statute or to any provisions of any statute shall be construed as including a reference to any statutory modification or re-enactment thereof and to any regulations or orders made thereunder and from time to time in force.
     15.2 The expression "the Town and Country Planning (Scotland) Acts" shall mean the Town and Country Planning (Scotland) Acts, 1972 - 1977.
     15.3 Without prejudice to the provisions hereof restricting disposals of or dealing with the Collateral, our obligations hereunder, in relation to the Collateral and the security hereby granted shall be binding on any successor entitled to the Collateral or any part thereof.
     15.4 The Clause headings shall not affect the construction hereof; And we grant warrandice: IN WITNESS WHEREOF